Exhibit 99.1

LM Funding Expands Into Cryptocurrency Mining Business

Purchases 1,000 Bitcoin S19J Pro Antminers from Bitmain for $6.3 Million

First delivery of the pro miner machines is expected during the second quarter of 2022

TAMPA, FL / September 15, 2021 / LM Funding America, Inc. (NASDAQ:LMFA) ("LM Funding" or "LMFA") today announced that it is expanding and diversifying its business operations by launching a cryptocurrency mining business.  In furtherance of this move, LMFA announced the purchase of 1,000 S19J Pro Miner Machines (S19J) (100 TH/s) from Bitmain for total purchase price of $6.3 million. The S19J is a high efficiency, high hash rate machine mining SHA-256 algorithm produced by Bitmain that generates a maximum hash rate of 100 TH/s and has a power consumption of 3,000 W.

Bruce M. Rodgers, Chairman and CEO of LM Funding, commented, “In April, we announced our intention to purchase up to $2 million in digital assets as part of our capital allocation strategy. After careful consideration and due diligence, we also believe that mining for bitcoin ourselves is a cost effective way to purchase the asset at a risk-adjusted exposure to the ecosystem while generating positive operating income.  For our initial investment of 1,000 machines, our purchase price will range between $6,000 to $6,500 per machine as compared to $11,000 to $15,000 per machine currently available on the spot market. We believe that buying the machines at scale, as we have done, significantly increases our expected margin per bitcoin and potentially de-risks our exposure to downward Bitcoin price volatility.”

LM Funding has established a new subsidiary, US Digital Mining and Hosting Co., LLC, to operate the new mining business and is in the process of establishing a data center to host the pro miner machines. The Company expects all 1,000 newly purchased miners to be delivered between the second and third quarter of 2022, and the Company anticipates the cryptocurrency mining operations could commence as soon as the second quarter of 2022.  The Company is pursuing opportunities to accelerate the start of its mining operations.

Mr. Rodgers continued, “We believe that China’s exit from Bitcoin mining has created an opportunity for U.S. public companies like ours to enter Bitcoin mining to take advantage of our low cost of capital, reliable and affordable energy supply, and stable regulatory and corporate environment.  We believe Bitcoin mining operations will provide opportunities to vertically integrate our operations in hosting, finance, and other areas of the Bitcoin ecosystem.”

About LM Funding America:

LM Funding America, Inc., together with its subsidiaries, is a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois, by funding a certain portion of the associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments. LMFA has also announced that it is entering the cryptocurrency mining business through a new subsidiary, US Digital Mining and Hosting Co., LLC.

Forward-Looking Statements:

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not

4824-5531-9546.1

Exhibit 99.1

guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the COVID-19 pandemic, the risks of entering into and operating in the cryptocurrency mining business, our ability to acquire new accounts in our specialty finance business at appropriate prices, the need for capital, our ability to hire and retain new employees, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry.  The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Company Contact: Bruce M. Rodgers, Chairman and CEO LM Funding America, Inc. Tel (813) 222-8996 investors@lmfunding.com

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